UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2011

Saba Software, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34372	94-3267638
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bridge Parkway, Redwood Shores, California		94065-1166
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (650) 581-2500

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 1, 2011, Shawn Farshchi was appointed to the position of Executive Vice President and Chief Operating Officer of Saba Software, Inc. (the “Company”).

Mr. Farshchi, age 54, served as Chief Operating Officer at Coremetrics, an IBM company and a market leader in digital marketing and web analytics delivered through a SaaS model, from December 2006 to May 2011, where he managed a broad range of responsibilities including product development, service operations, professional services, technical training and customer service. From January 2003 to December 2006, Mr. Farshchi served as VP of Platform Engineering and Operations as well as GM of Voice Applications for WebEx Communications Inc., where he led the engineering and product development for the Voice, Video and Data Switching Platform, and was responsible for all aspects of WebEx’s audio conferencing solutions. Mr. Farshchi has also served as an advisor at Sierra Ventures, a private equity firm, from 2003 to 2010. Since February 2007, Mr. Farshchi has served on the board of directors of Support.com, Inc., a NASDAQ-listed company.

There is no family relationship between Mr. Farshchi and any director or executive officer and, outside of his employment relationship, he is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

In connection with his appointment, the Company and Mr. Farshchi entered into an employment agreement, effective June 1, 2011. Pursuant to the employment agreement, Mr. Farshchi will receive an annual salary of $265,000 and will be eligible for an annual target incentive bonus of up to 70% of his base annual salary based upon his achievement of certain quarterly performance criteria and the Company’s achievement of certain quarterly financial goals (subject to certain minimum bonus amounts). Mr. Farshchi will also receive a signing bonus of $50,000. If Mr. Farshchi terminates employment with the Company prior to June 1, 2012, he will be required to repay the Company the full amount of his signing bonus. In addition, upon joining the Company, Mr. Farshchi was also granted a stock option to purchase 250,000 shares of common stock and 35,000 restricted stock units under the Company’s Amended and Restated 2009 Stock Incentive Plan.

The employment agreement provides that if Mr. Farshchi is terminated by the Company without cause, or if he resigns for good reason, Mr. Farshchi will be entitled to a cash severance amount equal to six months of his then-current base salary, payable either as a lump-sum or in the form of salary continuation (as determined by the Company in its sole discretion), and six months of continued coverage under the Company’s group health insurance plans at no cost to Mr. Farshchi. In addition, if such a termination occurs at the time of or within one year after a change in control of the Company, Mr. Farshchi will be entitled to acceleration and full vesting of the stock options and restricted stock units he was awarded upon joining the Company. Mr. Farshchi’s entitlement to the foregoing severance amounts and vesting acceleration is subject to his execution of a release of claims in a form reasonably acceptable to the Company.

The employment agreement also contains covenants restricting Mr. Farshchi from (a) retaining the services of any employee, officer, director or consultant of the Company or inducing any person to terminate his or her employment or other relationship with the Company or (b) engaging in any activity where such activity is similar to and competitive with the activities carried on by the Company or any of its subsidiaries, in each case during the term of his employment and for a period of six months thereafter.

Item 7.01. Regulation FD Disclosure.

On June 2, 2011, the Company issued a press release announcing the appointment of Mr. Farshchi as the Company’s Executive Vice President and Chief Operating Officer. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is attached to this Current Report on Form 8-K:

Exhibit Number	Description

99.1	Press release, dated June 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saba Software, Inc. (Registrant)

Date: June 6, 2011	/s/ William Slater
(Signature)
William Slater
Chief Financial Officer